                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Kohl's Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                    KOHL'S

                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2000

To Our Shareholders:

   The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at Four Points Sheraton Hotel Milwaukee-Airport, 4747 South Howell Avenue, Milwaukee, Wisconsin 53207, on Tuesday, May 23, 2000, at 10:00 a.m., for the following purposes:

1. To elect four directors to serve for a three-year term.

2. To ratify the appointment of Ernst & Young LLP as independent auditors.

3. To consider and act upon a shareholder proposal.

4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on April 7, 2000, are entitled to notice of and to vote at the meeting.

   You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY MAY BE REVOKED.

                                          By Order of the Board of Directors

                                          Arlene Meier
                                          Secretary

Menomonee Falls, Wisconsin
April 13, 2000

                                    KOHL'S
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 23, 2000

                               ----------------

   The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 23, 2000, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 164,500,996 shares of Common Stock outstanding at the close of business on April 7, 2000, will be entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one
(1) vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

   The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

   References herein to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 29, 2000 is referred to herein as "fiscal 1999".

   This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 1999 are being furnished to shareholders beginning on or about April 13, 2000.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

   Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class II directors for a three-year term expiring in 2003, and until their successors are elected. The four Class II nominees are Jay H. Baker, Kevin B. Mansell, Herbert Simon and Peter M. Sommerhauser.

   The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of twelve members: four of whom are Class II directors whose terms expire at this Annual Meeting; four of whom are Class I directors whose terms expire at the 2002 Annual Meeting; and four of whom are Class III directors whose terms expire at the 2001 Annual Meeting.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

   Following is information regarding the nominees and directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                        First
                                                                       Year As
                                                                       Director
                                                                       --------
Nominees for Election of Class II Directors
(Terms to expire in 2003)
  Jay H. Baker, 65....................................................   1988
  Formerly President of the Company. Mr. Baker retired from the
  Company, effective February   , 2000. Mr. Baker is a director of
  Briggs & Stratton Corporation.

  Kevin Mansell, 47...................................................   1999
  President of the Company.

  Herbert Simon, 65 (2)...............................................   1988
  Co-Chairman of the Board of Directors of Simon Property Group, Inc.,
  a publicly held real estate investment trust engaged in the development and management of shopping centers and Co-Chairman of
  Melvin Simon & Associates, Inc., a real estate developer and manager.

  Peter M. Sommerhauser, 57...........................................   1988
  Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee,
   Wisconsin.

Class I Directors
(Terms to expire in 2002)

  James D. Ericson, 64 (1)............................................   1997
  Chairman and Chief Executive Officer of The Northwestern Mutual Life
  Insurance Company. Mr. Ericson is a Trustee of The Northwestern
  Mutual Life Insurance Company and ex-officio member of all standing committees of the Board of Trustees (except Audit Committee). Mr.
  Ericson is a director of MGIC Investment Corporation, Green Bay
  Packaging and Consolidated Papers, Inc.

  William S. Kellogg, 56..............................................   1988
  Chairman of the Company.

  Arlene Meier, 48....................................................   2000
  Executive Vice President of Finance, Chief Financial Officer and
   Secretary of the Company.

  R. Elton White, 57 (2)..............................................   1994
  Formerly President (1991-1994) and an Executive Vice President
  (1987-1991) of NCR Corporation. Mr. White is a director of Keithley
  Instruments, Inc.

Class III Directors
(Terms to expire in 2001)

  Wayne Embry, 63 (1).................................................   2000
  Team Division President and Chief Operating Officer of the Cleveland
  Cavaliers. Mr. Embry is a director of The Ohio Casualty Corporation and M.A. Hanna Company.

  John F. Herma, 52...................................................   1988
  Formerly Chief Operating Officer and Secretary of the Company. Mr.
  Herma retired from the Company effective June, 1999.

  R. Lawrence Montgomery, 51..........................................   1994
  Vice Chairman and Chief Executive Officer of the Company.

  Frank V. Sica, 49 (1) (2)...........................................   1988
  Managing Director of Soros Fund Management LLC and Managing Partner
  for Soros Private Equity Partners and a director of CSG Systems
  International, Inc., Emmis Broadcasting, Global TeleSystems Group,
  Inc. and Outboard Marine Corporation. Formerly Managing Director in
  the Merchant Banking Division of Morgan Stanley & Co. Incorporated
  from 1988 to 1998.

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

   The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

   The Company's Board of Directors held four formal meetings during fiscal 1999. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During fiscal 1999 each director attended all of the full board meetings and meetings of committees on which such director served, except Mr. Simon who attended three formal meetings.

Director Committees and Compensation

   The Company's Board of Directors has two standing committees: a Compensation and Stock Option Committee and an Audit Committee.

   The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chairman's, Vice Chairman's and President's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and (iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 1999, the Compensation and Stock Option Committee formally met two times and otherwise accomplished its business without formal meetings.

   The duties of the Audit Committee are to recommend to the whole Board of Directors the selection of independent auditors to audit annually the books and records of the Company, to review the activities and the reports of the independent auditors and to report the results of such review to the whole Board of Directors. The Audit Committee met two times during fiscal 1999.

   Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Stock Options are granted to directors who are not officers or employees of the Company or any of its subsidiaries from time to time. No stock options were granted to such directors in fiscal 1999. Directors are not otherwise compensated for their services.

Compensation Committee Interlocks and Insider Participation

   As noted above, Messrs. Embry, Sica and Ericson are currently members of the Compensation and Stock Option Committee of the Board of Directors.

                        BENEFICIAL OWNERSHIP OF SHARES

   The following information is furnished as of March 31, 2000 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The number of shares indicated are adjusted to reflect the two-for-one stock split effected in the form of a dividend to be paid on April 24, 2000, to shareholders of record on April 7, 2000 (the "April 2000 Stock Split"). Indicated options are all exercisable within 60 days of March 31, 2000.

                                                          Amount       Percent
                                                       Beneficially      of
      Name of Beneficial Owner                            Owned         Class
      ------------------------                         ------------    -------
      William S. Kellogg.............................   22,559,690(1)    6.9%
      R. Lawrence Montgomery.........................    1,909,620(2)      *
      Kevin Mansell..................................    1,306,820(3)      *
      Richard B. Leto................................      213,300(4)      *
      Arlene Meier...................................      977,700(5)      *
      Jay H. Baker...................................    9,160,572(6)    2.8%
      Wayne Embry....................................        3,000(7)      *
      James D. Ericson...............................       18,000(8)      *
      John F. Herma..................................   12,364,346(9)    3.8%
      Frank V. Sica..................................       20,000(8)      *
      Herbert Simon..................................       12,000(8)      *
      Peter M. Sommerhauser..........................   33,430,646(10)  10.3%
      R. Elton White.................................       32,000(8)      *
      All Directors and Executive Officers as a group
       (19 Persons)..................................   49,391,562(11)  14.9%
      AXA Financial, Inc.............................   49,111,950(12)  14.9%
        1290 Avenue of the Americas
        New York, New York 10104
      Putnam Investments, Inc........................   22,253,222(13)   6.7%
        One Post Office Square
        Boston, Massachusetts 02109
      The Prudential Insurance Company of America....   17,996,838(14)   5.4%
        751 Broad Street
        Newark, New Jersey 07102

--------
    *Less than 1%.
 (1) Includes 18,674,490 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power and 276,920 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president. Includes 2,117,800 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest.
 (2) Includes 251,896 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 1,402,606 shares represented by stock options.
 (3) Includes 276,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 747,756 shares represented by stock options.
 (4) Includes 213,300 shares represented by stock options.
 (5) Includes 963,700 shares represented by stock options.

 (6) Includes 2,117,800 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power and 226,420 shares held by a charitable foundation for which Mr. Baker serves as a director and president. Includes 60 shares held by Mr. Baker's spouse.
 (7) Includes 3,000 shares represented by stock options.
 (8) Includes 12,000 shares represented by stock options.
 (9) Includes 10,703,406 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 104,500 shares held by a charitable foundation for which Mr. Herma serves as a director and president.
(10) Includes 32,743,432 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 162,084 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Includes 11,000 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 12,000 shares represented by stock options.
(11) Includes 5,331,470 shares represented by stock options.
(12) Based upon information as of December 31, 1999 set forth an Amendment No. 4 to Schedule 13G. According to their joint filing, AXA Financial, Inc. (formerly know as The Equitable Companies Incorporated), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle and their subsidiaries each has sole voting power with respect to 28,994,482 shares, shared voting power with respect to 6,333,356 shares, sole dispositive power with respect to 49,031,594 shares and shared dispositive power with respect to 66,156 shares.
(13) Based on information as of December 31, 1999 as set forth in Schedule 13G. According to its filing, Putnam Investments, Inc. ("Putnam") has shared voting power with respect to 508,000 shares, shared dispositive power with respect to 22,253,222 shares and sole voting or dispositive power with respect to no shares. Putnam is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.
(14) Based upon information as of December 31, 1999 set forth in Amendment No. 7 to Schedule 13G. According to its filing, The Prudential Insurance Company of America ("Prudential") has sole voting and dispositive power with respect to 1,145,800 shares, shared voting power with respect to 15,782,820 shares and shared dispositive power with respect to 16,851,038 shares. Jennison Associates LLC, 466 Lexington Avenue, New York, New York, 10017 a subsidiary of Prudential, has filed its own Schedule 13G indicating beneficial ownership of 17,119,400 shares.

Compliance with Section 16(a) of the Exchange Act

   Based solely upon its review of Form 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

                            EXECUTIVE COMPENSATION

   The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 29, 2000 (i) the chief executive officer, (ii) the other four most highly compensated executive officers of the Company and (iii) Jay H. Baker, who retired effective February, 2000. The number of shares underlying stock options indicated in this table and those that follow are adjusted to reflect the April 2000 Stock Split.

                          Summary Compensation Table

                                                                  Long Term
                                                                 Compensation
                                     Annual Compensation          Awards(1)
                                -------------------------------- ------------
                                                         Other      Shares
                                                        Annual    Underlying  All Other
Name and Principal       Fiscal                         Compen-     Stock      Compen-
Position                  Year    Salary       Bonus   sation(2)  Options(#)  sation(3)
------------------       ------ ----------    -------- --------- ------------ ---------
William S. Kellogg......  1999  $1,195,850    $399,564  $     0          0     $6,216
 Chairman of the Board    1998  $1,112,769    $369,963  $     0    100,000     $7,949
                          1997  $1,024,831    $353,468  $     0    200,000     $7,824

R. Lawrence Montgomery..  1999  $  750,000(4) $247,500  $27,507    600,000     $7,658
 Vice Chairman and Chief  1998  $  522,504    $176,550  $40,651    200,000     $7,984
  Executive
 Officer                  1997  $  460,024    $151,808  $48,293    240,000     $7,528

Kevin Mansell...........  1999  $  560,000(4) $184,800  $29,731    290,000     $7,430
 President                1998  $  412,500    $135,300  $42,872    160,000     $6,986
                          1997  $  335,000    $115,500  $48,597    140,000     $6,578

Richard B. Leto.........  1999  $  460,000    $151,800  $     0     80,000     $7,430
 Executive Vice           1998  $  404,166    $135,300  $     0     90,000     $7,366
  President/GMM
 Apparel & Accessories    1997  $  372,500    $123,750  $     0    120,000     $6,109

Arlene Meier............  1999  $  384,167    $132,000  $     0    130,000     $7,114
 Executive Vice           1998  $  313,333    $105,600  $     0    100,000     $7,038
  President of Finance,
 Chief Financial Officer  1997  $  275,000    $ 92,400  $     0    140,000     $6,401
  and Secretary

Jay H. Baker............  1999  $  797,724    $269,479  $     0          0     $6,657
 Formerly President       1998  $  947,913    $315,170  $     0          0     $7,939
                          1997  $  873,050    $301,118  $     0    100,000     $7,808

--------
(1) None of the named executive officers held restricted stock at the end of fiscal 1999.
(2) Fiscal 1999 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under a certain agreement described below. See "Executive Compensation--Other Agreements," below. Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lessser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3) Includes matching contributions by the Company for fiscal 1999 under the Company's savings plan in the following amounts: Mr. Kellogg ($1,666), Mr. Montgomery ($3,109), Mr. Mansell ($2,881), Mr. Leto ($3,046), Ms. Meier ($3,109) and Mr. Baker ($2,107). Also includes a contribution of $2,080 by the Company for fiscal 1999 to the Kohl's retirement plan account under the Company's savings plan for each executive listed. Also includes the following amounts paid by the Company during fiscal 1999 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan: Mr. Kellogg ($2,470), Mr. Montgomery ($2,470), Mr. Mansell ($2,470), Mr. Leto ($2,304), Ms. Meier ($1,926) and Mr. Baker ($2,470).
(4) In recognition of Mr. Montgomery's promotion to Chief Executive Officer effective on February 1, 1999, Mr. Montgomery's salary was increased from $535,000 to $750,000. In recognition of Mr. Mansell's promotion to President, effective February 1, 1999, Mr. Mansell's salary was increased from $460,000 to $560,000.

Option Grants In Last Fiscal Year

   The Company adopted a 1992 Long-Term Compensation Plan (the "1992 Plan"), a 1994 Long-Term Compensation Plan (the "1994 Plan") and a 1997 Stock Option Plan for Outside Directors (the "1997 Plan"). Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. During fiscal 1999, only stock options were granted under the 1992 Plan and 1994 Plan.

   The table below provides information regarding option grants during fiscal 1999 adjusted to reflect the April 2000 Stock Split to the persons named in the Summary Compensation Table.

                                                                             Potential Realizable Value at
                         Number of     % of Total                               Assumed Annual Rate of
                           Shares       Options                              Stock Price Appreciation for
                         Underlying    Granted to                                  Option Term(s)(2)
                          Options     Employees in Exercise Price Expiration ------------------------------
Name                     Granted(1)   Fiscal Year    ($/Share)       Date          5%            10%
----                     ----------   ------------ -------------- ---------- -------------- ---------------
William S. Kellogg......        0          --             --            --              --             --

R. Lawrence Montgomery..  200,000(3)      4.5%        $ 35.50      01/27/15  $    7,660,390 $   22,558,462
                          400,000(4)      9.0%        $33.375      02/01/14  $   14,403,691 $   42,416,623

Kevin Mansell...........  150,000(3)      3.4%        $ 35.50      01/27/15  $    5,745,293 $   16,918,847
                          140,000(4)      3.2%        $33.375      02/01/14  $    5,041,292 $   14,845,692

Richard B. Leto.........   80,000(3)      1.8%        $ 35.50      01/27/15  $    3,064,156 $    9,023,385

Arlene Meier............  100,000(3)      2.3%        $ 35.50      01/27/15  $    3,830,195 $   11,279,231
                           30,000(3)       .7%        $33.219      04/30/14  $    1,075,221 $    3,166,331

Jay H. Baker............        0          --             --            --              --             --

--------
(1) The Compensation and Stock Option Committee retain discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(2) These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.
(3) Represents options granted in the fiscal year awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(4) Represents options granted in the fiscal year related to recognition for Mr. Montgomery's increased responsibilities and promotion to Chief Executive Officer and for Mr. Mansell's increased responsibilities and promotion to President, awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable in seven equal annual installments commencing one year from date of grant, with full vesting occurring on the seventh anniversary of the date of grant.

Aggregate Option Exercises and Fiscal Year End Option Values

   The table below provides information regarding exercises of stock options during fiscal 1999 (adjusted for the April 2000 Stock Split) and the value of stock options held at January 29, 2000 by the persons named in the Summary Compensation Table.

                                                     Number of Shares
                                                        Underlying         Value of Unexercised In-
                                                    Unexercised Options        the-Money Options
                           Shares                   at Fiscal Year End        at Fiscal Year End
                         Acquired On    Value    ------------------------- -------------------------
Name                      Exercise    Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
William S. Kellogg......  1,118,600  $37,054,819    906,400      275,000   $23,588,594  $ 4,654,681
R. Lawrence Montgomery..     41,000  $ 1,465,750  1,235,656    1,775,000   $33,379,051  $28,966,976
Kevin Mansell...........     32,000  $ 1,144,000    732,156      545,000   $19,480,561  $ 3,826,715
Richard B. Leto.........      6,000  $   177,375    224,500      843,500   $ 4,827,828  $18,121,172
Arlene Meier............     39,000  $ 1,307,105    977,200      655,000   $26,536,535  $12,549,684
Jay H. Baker............    600,000  $19,803,100    400,000      100,000   $10,595,694  $ 2,180,856

Employment Agreements

   The Company has Employment Agreements with Messrs. Kellogg, Montgomery and Mansell. As of the end of fiscal 1999, Mr. Kellogg's Employment Agreement provided for an annual base salary of $1,210,800, Mr. Montgomery's Employment Agreement provided for an annual base salary of $750,000 and Mr. Mansell's Employment Agreement provided for an annual base salary of $560,000, in each case subject to increase by the Company's Board of Directors. Each of Messrs. Kellogg, Montgomery and Mansell is also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, his spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of his retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of Kohl's), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon his death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of his employment.

Other Agreements

   During fiscal 1992, certain of the Company's executive officers entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of his shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price.

   The executive officers who entered into these agreements, and the largest amount of indebtedness outstanding during fiscal 1999 in accordance with each, were: Caryn Blanc ($140,942), Kevin Mansell ($358,505), and R. Lawrence Montgomery ($328,460). As of April 1, 2000, their respective loan balances were: Ms. Blanc ($99,642), Mr. Mansell ($314,129), and Mr. Montgomery ($263,638).

   The loans currently bear interest at 4.33% per annum and are payable on December 9, 2001 provided, however, that (1) if the executive's employment terminates for any reason other than disability or death, the loans are immediately payable, (2) if the executive's employment terminates for disability or death, the loans are payable the earlier of one year after such termination of employment or December 9, 2001, and (3) in the event the executive or trusts established for the executive's family sells any Common Stock, an agreed upon principal amount of the loan is payable for each share of Common Stock so sold. The Company will pay each such executive additional compensation equal to any interest payment on his loan, grossed-up for any tax payable by the executive by reason of such additional compensation (but taking into account the tax benefit for interest on the loan which is deductible by the executive). Each loan is secured by a pledge of Common Stock owned by the executive having a fair market value of 125% of the unpaid principal amount of the loan, calculated as of the end of the preceding calendar quarter.

Other Transactions

   The Company occupies 14 stores that it leases from entities owned or managed by Mr. Simon, his brother and their immediate families. During fiscal 1999, the Company incurred rent expense of $4,353,000 in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

   Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

   During fiscal 1999 Mr. Herma retired as Chief Operating Officer of the Company. During the year the Company paid Mr. Herma his compensation in the ordinary course of business.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 1999 were made by the Committee with respect to the executive officers of the Company.

Compensation Philosophy

   It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Compensation Program Components

   The particular elements of the Company's compensation program for executive officers are explained below.

   Base Salary. The Committee establishes, in its discretion, increases in salaries for the Chairman, Vice Chairman and President. The Chairman, Vice Chairman and President generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Committee reviews their decisions. Salary increases for executive officers generally range from 4%-9%, but in some cases may increase more than 9% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Committee and Messrs. Kellogg, Montgomery and Mansell rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

   During fiscal 1999, Mr. Kellogg's base salary increased 8% from $1,121,100 to $1,210,800 effective April 1, 1999. This is consistent with the Committee's past practice generally to award 8% annual increases to Mr. Kellogg, assuming acceptable corporate performance as determined in the sole discretion of the Committee, without limitation as to the criteria that the Committee could consider. Mr. Montgomery's salary increased from $535,000 to $750,000 and Mr. Mansell's salary increased from $460,000 to $560,000, each in recognition of his increased responsibilities. The fiscal 1999 increases for Messrs. Kellogg, Montgomery and Mansell were based on the Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Messrs. Kellogg, Montgomery and Mansell, their base salaries cannot be reduced without their consent. During fiscal 1999, salaries for all executive officers increased 14.9% on average including merit and recognition for increased responsibilities.

   Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income (before extraordinary items and non-recurring charges) goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (28% in the case of the Company's

Senior Vice Presidents and 33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 659 associates participated in the plan.

   For fiscal 1999, Messrs. Kellogg, Montgomery and Mansell each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved income before extraordinary items and non-recurring charges in excess of the highest performance goal ($244 million) set by the Board.

   Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 1999.

   Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Stock options granted for performance vest over a period of four years except that stock options granted to executive officers to recognize increased responsibilities vest over a period of seven years. Stock options granted for recruitment of employees vest over a period of five years. Participants must be employed by the Company at the time of vesting in order to exercise the options except that participants are required to exercise vested stock options within a specified time period in the event of termination of employment, disability or death.

   The Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Committee regularly requests and receives recommendations from the Chairman, Vice Chairman and President regarding option grants for the other executive officers.

   In fiscal 1999, options for 1,580,000 shares of Common Stock were granted by the Committee to the Company's executive officers, including grants of 600,000 and 290,000 shares to Messrs. Montgomery and Mansell, respectively, adjusted for the April 2000 stock split.

Tax Law Limitation on Deductibility of Compensation

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 1999. Mr. Kellogg deferred a portion of his compensation.

Summary

   The Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

   In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements. The fiscal 1999 salary and bonus of the named executive officers of the Company were comparable or below the 1998 mean salary and bonus of their comparable position in the retail compensation surveys reviewed by the Committee. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

   After a review of all existing programs, the Committee believes that the total compensation program for executive officers is consistent with the Committee's compensation philosophy. Base salaries are set at levels that the Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Committee considers the overall executive compensation package an important reason for the Company's success to date.

                                          COMPENSATION AND
                                          STOCK OPTION COMMITTEE

                                          James D. Ericson
                                          R. Elton White

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph shows changes from January 28, 1995 through January 29, 2000 (the last day in fiscal 1999) in the value of $100 invested in (1) the Company, (2) the Standard & Poor's 500 Index and (3) the Retail (Department Stores)-500 Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.



                             [GRAPH APPEARS HERE]

                COMPARISON OF SIX YEAR CUMULATIVE TOTAL RETURN
         AMONG KOHL'S CORPORATION, S&P 500 INDEX AND RETAIL-500 INDEX


Measurement Period           KOHL'S         S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    RETAIL-500
-------------------          -----------    ---------    ----------
FYE 01/29/95                 $100.00        $100.00      $100.00
FYE 01/29/96                 $138.63        $117.68      $130.77
FYE 01/29/97                 $177.21        $127.68      $174.80
FYE 01/29/98                 $316.24        $167.07      $221.42
FYE 01/29/99                 $617.67        $164.93      $292.90
FYE 01/29/00                 $627.36        $133.63      $317.67

                              PROPOSAL NUMBER TWO

                           RATIFICATION OF AUDITORS

   Proxies solicited by the Board of Directors will unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2000. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

   A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             PROPOSAL NUMBER THREE

                             SHAREHOLDER PROPOSAL

   The Sisters of St. Francis of Assisi/Cardinal Stritch University, owner of 2,850 shares of Common Stock, has indicated it intends to submit the following proposal at the meeting on behalf of itself and the following co-sponsors:
Adrian Dominican Sisters, Catholic Healthcare West, Generalate--School of Sisters of St. Francis, Inc., Jessie Smith Noyes Foundation, Aaron Epstein, Mercy Health Services, Sisters of Mercy of the Americas and Domestic and Foreign Missionary Society of the Episcopal Church.

   Whereas: Consumers are concerned about the conditions under which the goods they purchase and the clothing they wear are produced. A Marymount University survey conducted in 1996 indicates 79% of respondents stated they would avoid shopping in stores if they were aware that stores sold goods made under sweatshop conditions. Eighty-three percent expressed willingness to pay a dollar more for a $20 garment not made in sweatshops.

   As more U.S. companies contract with independent producers outside the U.S. for goods and services, concern is growing about working conditions in many nations that fall far below basic standards of fair and humane treatment. Kohl's purchases goods produced in countries like China, where human rights abuses and unfair labor practices occur on a regular basis. (U.S. Department of State, "China Country Report on Human Rights Practices for 1998", February 26, 1999).

   Kohl's needs to make sure it does not do business with foreign suppliers which manufacture items using forced labor, convict labor, or illegal child labor, or which fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions, freedom of association and other rights.

   We acknowledge that Kohl's has adopted its Terms of Engagement for Kohl's Business Partners. We believe that the statement should contain the company's plan of implementation, its policy addressing factories found not to be in compliance and a commitment to report to shareholders and the public. It is the company's responsibility to assure consumers, investors and the public that its International Operating Principles are applied by its business partners. Kohl's should demonstrate enforcement of its code by developing independent monitoring programs with local non-government groups to ensure compliance with its standards that products are not made under abusive labor conditions.

   In an effort to improve the quality of life of workers who make Kohl's products, our company should implement ongoing wage adjustments and encourage its vendors to do the same. Wage adjustments would add little to overall production costs. In addition, Kohl's needs to establish incentives to encourage its vendors and suppliers to raise labor standards rather than terminate contracts.

   Resolved: Shareholders request the Board of Directors to prepare a report at reasonable expense on its International Operating Principles and compliance mechanisms for its vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by October 2000.

                             Supporting Statement

   The Gap Inc. has participated in an independent monitoring process in El Salvador with respected religious and human rights institutions for over three years. Other companies, like Liz Claiborne, Mattel and Nike are developing independent monitoring programs in conjunction with local non-governmental organizations. Through the utilization of independent monitoring programs, there can be greater assurance that Kohl's standards are applied, protecting the company from negative publicity associated with the discovery of sweatshop practices.

              STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT
                     IN OPPOSITION TO SHAREHOLDER PROPOSAL

   The Company recognizes its ethical and business responsibility to assure that the merchandise it sells is manufactured in accordance with all applicable laws and that the rights and welfare of workers around the world are respected.

   The Company has always been committed to the highest ethical conduct and strict compliance with all applicable laws relating to its business dealings, with its vendors and suppliers ("Vendor Partners"), subcontractors and buying agents. The Company is deeply concerned about the issues raised in the Proposal and believes it has adequately addressed such issues by previous implementation of the policies and procedures described below.

   Products sold at the Company's stores are supplied by Vendor Partners who also supply other retail stores and chains. To a much lesser degree, the Company is also supplied by overseas Vendor Partners with whom the Company contracts through the Company's buying agents. The Company does not engage directly in manufacturing. Substantially all merchandise that the Company imports is purchased through the Company's primary buying agent.

   The Company has previously addressed the concerns raised in the Proposal by implementation of the following policies and procedures:

  . Kohl's formal business policy (the "Policy") emphasizes the Company's longstanding philosophy that no merchandise purchased by the Company will be manufactured with the use of illegal labor conditions. The Policy focuses on labor and workplace conditions of, and legal compliance by all Vendor Partners, including, but not limited to, foreign vendors and suppliers. The Policy sets forth a code of conduct for all Vendor Partners which directly address the concerns raised in the Proposal.

  . The Policy is included in the Company's Vendor Partner's Guide mailed to all existing Vendor Partners in March of each year. New Vendor Partners receive a copy prior to the purchase of merchandise by the Company. Each Vendor Partner is required to agree, in writing, to comply with the Policy as a precondition to the Company's approval of a prospective Vendor Partner and prior to the Company entering into purchase orders with such Vendor Partner. The Company also requires its buying agents to comply with the Policy and use best efforts to ensure full compliance by Vendor Partners with the Policy. The policy has also been posted in English and the language of the local workers in the factories that manufacture merchandise for overseas Vendor Partners which will be imported by the Company.

  . The Company's philosophy appears in the Company's Purchase Order Terms and Conditions which is applicable to all transactions between the Company and each of its Vendor Partners. The Company's Purchase Order expressly requires all Vendor Partners to comply with all wage and hour and other labor laws and to warrant that neither Vendor Partners, nor any of their subcontractors shall use convict, slave, forced labor, child or indentured labor to process, manufacture, label or ship merchandise. The Company's purchase order further provides that the Company may terminate any purchase order and withhold payment in the event of Vendor Partner non-compliance.

  . As a precondition to the Company's payment through the Company's primary buying agent for merchandise already manufactured by Vendor Partners for which payment from the Company is due, the Company requires a written certification of compliance with the Policy for Vendor Partners each time they are entitled to a payment from the Company.

  . The Company undertakes an inspection and evaluation of prospective Vendor
    Partner's facilities and periodic random inspections before, during and at the completion of the merchandise production process of those Vendor Partner's facilities from whom the Company procures merchandise through its primary buying agent to ensure, to the extent reasonably practicable, that such Vendor Partners are in compliance with the Policy and the Company's Purchase Order Terms and Conditions. Inspections are documented by the Company's buying agent. The Company's employees also personally inspect selected facilities to verify compliance with the Policy. If a violation is discovered, the Company is notified and takes firm action. Follow up inspections are undertaken to verify compliance with the Policy and the Company's Purchase Order Terms and Conditions.

  . In response to the Company's request for a comprehensive evaluation process, in mid-1999 the Company's primary buying agent initiated a factory evaluation procedure to verify Vendor Partner compliance with the Policy twice each year, using current and up-to-date country specific labor and employment standards. If non-compliance with the Policy is discovered, the Company will encourage a Vendor Partner to adopt a corrective action plan whenever possible and may notify a Vendor Partners employees to contact the Company's buying agent in confidence if a subsequent violation is discovered. Refusal to comply with the Policy may result in cancellation of purchase orders, termination of futures business relationships with the Vendor Partner or notification of responsible authorities. Follow up evaluations are completed to verify subsequent adherence to the Policy.

  . As with other matters of importance to shareholders, the Company is always ready and willing to discuss its Policy and the Company's compliance mechanisms with all interested shareholders.

   The Company believes that it has already addressed the concerns raised in the shareholder's proposal without further expenditure of valuable time and funds. As the foregoing describes, the Company is committed to assuring that its Vendor Partners treat their employees properly and in strict compliance with all applicable laws.

   FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

   PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                                 OTHER MATTERS

Cost of Solicitation

   The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

   Proposals that shareholders intend to present at the 2001 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than January 23, 2001, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 14, 2000 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

   If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

   The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with respect to that matter. These so-called "broker non-votes" will have no effect on the outcome of the voting. Abstentions will also have no effect on the outcome of the voting.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          Arlene Meier,
                                          Secretary

Menomonee Falls, Wisconsin
April 13, 2000



                            Detach Proxy Card Here
                             .                  .
--------------------------------------------------------------------------------
   ------------
   ------------
1. Election of directors of the Company for a   FOR all nominees        WITHHOLD AUTHORITY to vote           *EXCEPTIONS
   term of office expiring in 2003.             listed below     [ ]    for all nominees listed below [ ]                 [ ]

   Nominees: Jay H. Baker, Kevin Mansell, Herbert Simon and Peter M.
   Sommerhauser.
   INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

   *Exceptions__________________________________________________________________


2. Ratify appointment of Ernst & Young LLP as independent auditors.     3. Shareholder proposal concerning foreign suppliers.
                                                                           (Management of the Company opposed this proposal.)

   FOR  [ ]             AGAINST  [ ]            ABSTAIN  [ ]               FOR  [ ]        AGAINST   [ ]       ABSTAIN   [ ]

4. In their discretion on such other business as may properly come before the meeting.



                                                                                  Change of Address and
                                                                                  or Comments Mark Here   [ ]

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.


Dated _________________________, 2000


_____________________________________
   (Signature of Stockholder)

_____________________________________
(Signature of Additional Stockholder)

Votes must be indicated
(x) in Black or Blue ink.   [X]

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.


                              Please Detach Here
             .  You Must Detach This Portion of the Proxy Card  .
                 Before Returning it in the Enclosed Envelope

                              KOHL'S CORPORATION

                                   P R O X Y

                  Annual Meeting of Shareholders May 23, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM S. KELLOGG, R. LAWRENCE MONTGOMERY and KEVIN MANSELL, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on April 7, 2000, at the Annual Meeting of Shareholders of Kohl's Corporation to be held May 23, 2000, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2 and AGAINST Proposal No. 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND AGAINST PROPOSAL NO. 3 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)


                                          KOHL'S CORPORATION
                                          P.O. BOX 11011
                                          NEW YORK, N.Y, 10203-0011